Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-62952) of Corporate Property Associates 12 Incorporated of our report dated March 24, 2006, except with respect to our opinions on the consolidated financial statements and financial statement schedule insofar as they relate to the effects of the discontinued operations as discussed in Notes 8, 16, 17 and 19, as to which the date is July 19, 2006, relating to the financial statements and financial statement schedules of Corporate Property Associates 12 Incorporated, which appears in the Current Report on Form 8-K of Corporate Property Associates 12 Incorporated.
/s/ PricewaterhouseCoopers LLP
New York, New York
July 19, 2006